INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors
Tianjin Zhongjin Biology Development Co., Ltd.

We have audited the accompanying balance sheet of Tianjin Zhongjin Biology Development Co., Ltd. as of December 31, 2003 and the related statements of operations, stockholders' equity and cash flows for the period from February 10, 2003 (inception), to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tianjin Zhongjin Biology Development Co. as of December 31, 2003 and the results of its operations and its cash flows for the period then ended and from February 10, 2003 (inception), to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.







/s/ KABANI & COMPANY, INC.
-------------------------
    KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Fountain Valley, California
March 17, 2004